SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM N-8A


                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

        FIRST TRUST NEW OPPORTUNITIES MLP & ENERGY FUND


Address of Principal Business Office (No. & Street, City, State, Zip Code):

        187 Danbury Road, Wilton, Connecticut 06897


Telephone Number (including area code):

        (630) 765-8000


Name and Address of agent for service of process:

        W. Scott Jardine
        First Trust Portfolios L.P.
        120 East Liberty Drive, Suite 400
        Wheaton, Illinois  60187


Check appropriate box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form
      N-8A:  Yes [X]   No [  ]


                              -------------------

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Wheaton and State of Illinois on the 18th day of October, 2013.

                                 FIRST TRUST NEW OPPORTUNITIES MLP & ENERGY FUND (Name of Registrant)


                                 By:    /s/ Mark R. Bradley
                                        --------------------------------
                                        Mark R. Bradley, President and
                                        Chief Executive Officer

Attest:  /s/ W. Scott Jardine
        -------------------------
        W. Scott Jardine
        Secretary